Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of May 10, 2010 by and between DESTINATION MATERNITY CORPORATION (the “Company”) and EMILIA FABRICANT (the “Executive”).

WHEREAS, in connection with Executive’s appointment to the position of President of Company, the parties wish to enter into this Agreement to memorialize the terms of Executive’s employment by the Company.

NOW, THEREFORE, in consideration of the foregoing and intending to be bound hereby, the parties agree as follows:

1. Duration of Agreement. This Agreement is effective on the date it is fully executed and has no specific expiration date. Unless terminated by agreement of the parties, this Agreement will govern Executive’s continued employment by the Company until that employment ceases.

2. Title; Duties. Beginning on or before June 1, 2010, Executive will be employed as the Company’s President having such duties and responsibilities as are customarily incident to the position and as may be reasonably assigned to her from time to time by the Company’s Chief Executive Officer. Such duties shall consist of having responsibility for all merchandising, marketing, visual, sourcing and branding functions of the Company (including, without limitation, the in-store and online presentation of merchandise and brands). The Executive will report directly to the Company’s Chief Executive Officer. Executive will devote her best efforts and substantially all of her business time and services to the Company and its affiliates to perform such duties as may be customarily incident to her position and as may reasonably be assigned to her from time to time. Executive will not, in any capacity, engage in other business activities or perform services for any other individual, firm or corporation without the prior written consent of the Company; provided, however, that without such consent, Executive may engage in charitable, public service and personal investment activities, so long as such activities do not in any respect interfere with Executive’s performance of her duties and obligations hereunder.

3. Place of Performance. Executive will perform her services hereunder at the principal executive offices of the Company; provided, however, that Executive may be required to travel from time to time for business purposes.

4. Compensation and Indemnification.

4.1. Base Salary. Executive will be paid an initial base salary at an annual rate of $600,000 (the “Base Salary”), which such Base Salary shall be paid in accordance with the Company’s payroll practices as in effect from time to time. The Base Salary will be reviewed annually by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board. To the extent the Board has authorized its Compensation Committee to act on its behalf, references to the Board will hereinafter also be deemed to include the Compensation Committee.

4.2. Annual Bonuses.

4.2.1. For each fiscal year ending during her employment, Executive will be eligible to earn an annual bonus. The target amount of that bonus will be fifty percent (50%) of Executive’s Base Salary for the applicable fiscal year, with Executive’s actual bonus payout amount being able to vary between zero and 100% of Executive’s Base Salary. The actual bonus payable with respect to a particular year will be determined by the Board, based on corporate and/or individual performance as determined by the Board. Any bonus payable under this paragraph will be paid within 2- 1/2 months following the end of the applicable fiscal year and, except as otherwise provided in Section 5.1.2, will only be paid if Executive remains continuously employed by the Company through the last day of the applicable fiscal year.

4.2.2. For purposes of determining any bonus payable to Executive, the measurement of corporate and individual performance will be performed by the Board in good faith. From time to time, the Board may, in its sole discretion, make adjustments to corporate or individual performance goals, so that required departures from the Company’s operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other corporate transactions, and other factors influencing the achievement or calculation of such goals do not affect the operation of this provision in a manner inconsistent with its intended purposes.

4.2.3. The Board may choose to provide Executive’s annual bonus opportunity through the Company’s Management Incentive Program.

4.3. Special Bonus. Company will pay Executive a special bonus of $150,000 within thirty (30) days after the start date of Executive’s employment. If within thirty-six (36) months of Executive’s first day of employment by the Company, the Executive (a) resigns without Good Reason, or (b) is terminated for Cause, the Executive agrees to reimburse the Company within 60 days from Executive’s last day of employment a pro rata amount of any of the special bonus that has been paid to Executive. For example only, if Executive resigns without Good Reason at the end of the thirtieth (30th) month after Executive’s first day of employment, then the Executive will reimburse the Company $25,000 (which amount represents the remaining six (6) month pro rata portion of the special bonus). After 60 days, the Company will charge Executive a financing fee equivalent to the prime rate of interest as specified in the Wall Street Journal on the outstanding balance at that time and will be subject to collection proceedings. The Executive authorizes the Company to offset any monies owed to Executive to be applied toward any reimbursement.

4.4. Equity Award. The Board has authorized the grant to Executive of: (a) non-qualified options to purchase 70,000 shares of Company common stock subject to time vesting; and (b) 7,500 shares of Company restricted stock subject to time vesting. Each award will be granted on your first date of employment with the Company and will be memorialized in (and subject to the terms of) the award agreements attached hereto as Exhibit A. The exercise price of the option shares will be the closing stock price of the Company’s common stock on the NASDAQ Global Market on the business day immediately preceding the grant date. All equity awards will vest immediately upon a Change of Control.

4.5. Relocation Benefits. Executive is entitled to certain relocation benefits for the Executive on the terms presented on Exhibit B attached hereto.

4.6. Paid Time Off. Executive will be entitled to paid time off each year, including 4 weeks of vacation time per year, in accordance with the policies of the Company, as in effect from time to time.

4.7. Indemnification. Executive will be indemnified for acts performed as an employee of the Company to the extent provided in the Company’s Bylaws, as in effect from time to time.

4.8. Legal Fees. Executive shall be reimbursed up to $15,000 for her reasonable legal fees incurred to review this and related agreements.

5. Termination. Upon any cessation of her employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 5. Upon any cessation of her employment for any reason, unless otherwise requested by the Company, Executive agrees to resign immediately from all officer and director positions she then holds with the Company and its affiliates.

5.1. Termination without Cause or for Good Reason. If Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a resignation by Executive for Good Reason (as defined below), Executive will be entitled to:

5.1.1. payment of all accrued and unpaid Base Salary through the date of such cessation, within 10 days following such termination;

5.1.2. payment of any annual bonus otherwise payable (but for the cessation of Executive’s employment) with respect to a year ended prior to the cessation of Executive’s employment (to be paid in accordance with Section 4.2.1);

5.1.3. payment of a pro-rata annual bonus for the year of termination, determined and paid in the same manner and at the same time as the Executive’s annual bonus would otherwise have been determined and paid for the applicable year, but for the termination. Such annual bonus will be pro-rated based on the number of full and partial months of the year transpired prior to the date of termination;

5.1.4. monthly severance payments equal to one-twelfth of Executive’s Base Salary for a period equal to 12 months;

5.1.5. immediate vesting of all equity awards held by the Executive at the time of termination; and

5.1.6. waiver of the applicable premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of such cessation, her eligible dependents) for a period equal to 12 months.

Except as otherwise provided in this Section 5.1, all compensation and benefits will cease at the time of such cessation and the Company will have no further liability or obligation by reason of such cessation. The payments and benefits described in this Section 5.1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 5.1.4 and Section 5.1.6 are conditioned on Executive’s execution and delivery to the Company, within 60 days following her cessation of employment, of a general release of claims against the Company and its affiliates in such form as the Company may reasonably require in a manner consistent with the requirements of the Older Workers Benefit Protection Act (the “Release”). The severance benefits described in this Section 5.1 will begin to be paid or provided as soon as the Release becomes irrevocable, but in no event later than 90 days following termination; provided, however, that such payment shall be deferred if required by Section 5.4 below.

5.2. Termination Following a Change in Control. For cessations of employment described in Section 5.1 that occur during the one year period following a Change in Control, the references in Sections 5.1.4 and 5.1.6 to “12 months” will each be replaced with a reference to “18 months.”

5.3. Other Terminations. If Executive’s employment with the Company ceases for any reason other than as described in Section 5.1, above (including but not limited to termination (a) by the Company for Cause, (b) as a result of Executive’s death, (c) as a result of Executive’s disability or (d)

by Executive without Good Reason), then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid Base Salary through the date of such cessation (to be paid within 10 days of such termination of employment), and the payment of any annual bonus otherwise payable (but for the cessation of Executive’s employment due to reasons set forth in Sections 5.3(b), (c) or (d)) with respect to a year ended prior to the cessation of Executive’s employment (to be paid in accordance with Section 4.2.1). All compensation and benefits will cease at the time of such cessation and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

5.4. Compliance with Section 409A. If the termination giving rise to the payments described in Section 5.1 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code (the “Code”) to payments due to Executive upon or following her Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii)(or any successor provision) to amounts payable hereunder. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

5.5. Compliance with Section 280G. If any payment or benefit due to Executive from the Company or its subsidiaries or affiliates, whether under this Agreement or otherwise, would (if paid or provided) constitute an Excess Parachute Payment (as defined below), then notwithstanding any other provision of this Agreement or any other commitment of the Company, that payment or benefit (“Severance Payments”) will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code (the “Reduced Severance Payment”); provided, however, no Severance Payments will be limited or reduced if the Severance Payment, less any excise tax which would be imposed on such payment pursuant to Sections 4999 of the Code, would be greater than the Reduced Severance Payment. The determination of whether any Severance Payment will be limited or reduced will be made by the Company, in good faith and in its sole discretion. If multiple payments or benefits are subject to reduction under this paragraph, such payments or benefits will be reduced in the order that maximizes Executive’s economic position (as determined by the Company in good faith, in its sole discretion).

5.6. Definitions. For purposes of this Agreement:

5.6.1. “Cause” means (a) conviction of, or the entry of a plea of guilty or no contest to, a felony; (b) willful misconduct or gross negligence in the course of employment; (c) material breach of any published Company policy, including (without limitation) the Company’s ethics guidelines, insider trading policies or policies regarding employment practices; (d) material breach of any agreement with or duty owed to the Company or any of its affiliates; (e) refusal to perform the lawful and reasonable directives of a supervisor, or (f) a failure to maintain a residence within the Philadelphia, Pennsylvania area as otherwise required by this Agreement without the Company’s consent. Except for the events or conditions specified in subsections (a) and (b) above, none of the foregoing events or conditions will constitute Cause unless the Company provides the Executive with written objection to the event or condition within 30 days following the occurrence thereof and the Executive does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection and the Company terminates the Executive’s employment within 30 days following the expiration of that cure period. For avoidance of doubt, a separation from service that occurs as a result of a condition entitling the Executive to benefits under any Company sponsored or funded long term disability arrangement will not constitute a termination “without Cause.”

5.6.2. “Change in Control” means the first to occur of any of the events described in Section 1(f) of the Company’s 2005 Equity Incentive Plan (or any successor provision).

5.6.3. “Excess Parachute Payment” has the same meaning as used in Section 280G(b)(1) of the Code.

5.6.4. “Good Reason” means any of the following, without the Executive’s prior consent: (a) a material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with the Executive’s position); (b) a reduction in Base Salary or bonus opportunity (described in paragraph 4.2.1); or (c) a relocation of the Executive’s principal worksite more than 50 miles. However, none of the foregoing events or conditions will constitute Good Reason unless the Executive provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Executive resigns her employment within 30 days following the expiration of that cure period.

6. Miscellaneous.

6.1. Confidentiality and Restrictive Covenants. Executive’s rights under this Agreement are subject to her continued compliance with the confidentiality, restrictive covenants and other related provisions specified on Exhibit C attached hereto.

6.2. No Liability of Officers and Directors Upon Insolvency. Notwithstanding any other provision of the Agreement, Executive hereby (a) waives any right to claim payment of amounts owed to her, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

6.3. Other Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which she is a party that would prevent or make unlawful her execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of her duties under this Agreement.

6.4. Successors and Assigns. The Company may assign this Agreement to any successor to its assets and business by means of liquidation, dissolution, sale of assets or otherwise. The duties of Executive hereunder are personal to Executive and may not be assigned by her.

6.5. Governing Law and Enforcement. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Pennsylvania, and Executive and the

Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

6.6. Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

6.7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

6.8. Survival. This Agreement will survive the cessation of Executive’s employment to the extent necessary to fulfill the purposes and intent the Agreement.

6.9. Notices. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested or (c) sent by telecopier. Any notice or communication to Executive will be sent to the address contained in her personnel file, with a copy of any notice to also be sent to Executive’s counsel, Jonathan L. Awner, Akerman Senterfitt, One S.E. 3rd Avenue, Suite 2500, Miami, Florida 33131. Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of its General Counsel. Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

6.10. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject matter. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

6.11. Withholding. All payments (or transfers of property) to Executive will be subject to tax withholding to the extent required by applicable law.

6.12. Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

6.13. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case as of May 10, 2010.

DESTINATION MATERNITY CORPORATION

By:	/s/ Edward M. Krell

Name:	Edward M. Krell

Title:	Chief Executive Officer

EMILIA FABRICANT

/s/ Emilia Fabricant

Exhibit A

Equity Award Agreements

[see attached]

Exhibit B

Relocation Benefits

1. Relocation.

Executive is required to and hereby agrees to both relocate her primary and permanent residence to Summit, New Jersey, and to maintain a secondary residence during the business week within 20 miles from the Company’s principal executive offices located at 456 North Fifth Street, Philadelphia, PA 19123, each by no later than September 1, 2010.

2. Relocation Benefits.

The Company agrees to pay for the following reasonable and verifiable, out-of-pocket expenses incurred by Executive in connection with her relocation as per the requirements of Section 1 above:

(a)	with respect to the sale of Executive’s current principal residence in California, real estate broker commission paid by Executive in an amount that does not exceed 5% of the sale price of such residence;

(b)	all closing costs associated with the sale of Executive’s principal residence in California which are the responsibility of Executive;

(c)	the cost of packing and transportation of Executive’s household goods and automobiles;

(d)	the cost of up to one (1) month of storage of Executive’s personal property;

(e)	the cost of two trips to and from the Philadelphia or Summit area relating to Executive’s relocation for Executive and her immediate family;

(f)	the cost of twelve (12) trips to and from the Philadelphia area for Executive during the period of relocation; and

(g)	the cost of up to three (3) months of temporary housing for Executive.

Notwithstanding anything to the contrary contained herein, the amount payable under this Exhibit for the relocation benefits specified in items (b) through (g) above, excluding any Gross Up Payment (defined below), shall not exceed $125,000. Any amounts in excess of the commission specified in item (a) above, or the cap on items (b) through (g) above will be Executive’s sole responsibility.

The Internal Revenue Service (“IRS”) considers certain Executive and Company-paid relocation expenses at specified levels tax-free. Expenses not specifically allowed by the IRS or in excess of the specified levels (e.g., temporary housing and certain closing costs related towards the purchase of Executive’s new home) are compensable wages to the Executive and will, accordingly, be subject to all applicable state and federal income taxes. The Company shall pay additional compensation to Executive (the “Gross Up Payment”) in an amount necessary to reimburse Executive, on an after-tax basis, for the additional income and employment taxes incurred by Executive as a result of the reimbursement of such relocation expenses, net of the value of any allowable related tax deductions or tax credits. Such Gross Up Payment shall be paid to Executive not later than ninety (90) days after the end of the calendar year in which Executive incurs the expenses being reimbursed.

Executive will be required to use FAS Relocation services (“FAS”) to coordinate her entire relocation to ensure the smoothest and most cost effective transition possible. FAS must initiate realtor contact.

3. Pro Rata Reimbursement.

If within twelve (12) months of Executive’s first day of employment by the Company, the Executive (a) fails to maintain a residence within the Philadelphia, Pennsylvania area as required by this Agreement without the Company’s consent, or (b) resigns without Good Reason, or (c) is terminated for Cause, the Executive agrees to reimburse the Company within 60 days from Executive’s last day of employment a pro rata amount of the relocation expenses that have been paid by Company. For example only, if the total relocation expenses paid by the Company are $200,000 and Executive resigns without Good Reason at the end of the ninth (9th) month after Executive’s first day of employment, then the Executive will reimburse the Company $50,000 (which amount represents the remaining three (3) month pro rata portion of the relocation expenses). After 60 days, the Company will charge Executive a financing fee equivalent to the prime rate of interest as specified in the Wall Street Journal on the outstanding balance at that time and will be subject to collection proceedings. The Executive authorizes the Company to offset any monies owed to Executive to be applied toward any reimbursement.

Exhibit C

Confidentiality and Restrictive Covenants

In the course of her employment with the Company, the Executive will be provided with access to the Company’s trade secrets and confidential information. In an effort to protect the Company’s trade secrets and confidential information, amongst other reasons, the Company and the Executive hereby agree as follows:

1.	CONFIDENTIAL INFORMATION: Confidential Information means information which the Company regards as confidential or proprietary and which the Executive learns or develops during or related to her employment, including, but not limited to, information relating to:

a.	the Company’s products, suppliers, pricing, costs, sourcing, design, fabric and distribution processes;

b.	the Company’s marketing plans and projections;

c.	lists of names and addresses of the Company’s employees, agents, factories and suppliers;

d.	the methods of importing and exporting used by the Company;

e.	manuals and procedures created and/or used by the Company;

f.	trade secrets or other information that is used in the Company’s business, and which give the Company an opportunity to obtain an advantage over competitors who do not know such trade secrets or how to use the same; and

g.	software in various stages of development (source code, object code, documentation, flow charts), specifications, models, data and customer information.

The Executive assigns to Company any rights she may have in any Confidential Information. The Executive shall not disclose any Confidential Information to any third-party or use any Confidential Information for any purposes other than as authorized by the Company.

The Executive agrees not to disclose to Company or use for its benefit any confidential information that she may possess from any prior employers or other sources.

2.	SURRENDER OF MATERIALS: The Executive hereby agrees to deliver to the Company promptly upon request or on the date of termination of the Executive’s employment, all documents, copies thereof and other materials in the Executive’s possession pertaining to the business of the Company and its customers, including, but not limited to, Confidential Information (and each and every copy, disk, abstract, summary or reproduction of the same made by or for the Executive or acquired by the Executive). The Executive will be responsible for the value of all Company or customer property that is not timely returned. The Executive authorizes the Company to deduct the fair market value of such property from any monies owed to her.

3.	NON-COMPETITION AND NON-SOLICITATION: The Executive acknowledges that the Company has developed and maintains at great expense, a valuable supplier network, supplier contacts, many of which are of longstanding, product designs, and other information of the type described in paragraph 1 of this Exhibit, and that in the course of her employment by the Company, the Executive will be given Confidential Information concerning such suppliers and products, including information concerning such suppliers’ purchasing personnel, policies, requirements, and preferences, and such product’s design, manufacture and marketing.

a.	Accordingly, the Executive agrees that during the period of her service with the Company and its affiliates, and for the twenty-four (24) month period following immediately thereafter (regardless of the reason for the cessation of such service and regardless of whether such cessation was initiated by the Company or the Executive), the Executive will not directly or indirectly:

(i) on the Executive’s behalf, or on behalf of any other person or entity, perform any act with respect to the design, manufacture, sale, attempted sale or promotion of the sale of any Conflicting Product.

(ii) own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant, or use or permit the Executive’s name to be used in connection with: (a) any entity offering for sale or contemplating offering for sale any Conflicting Product, (b) any Competing Business, or (c) any entity which would require by necessity use of Confidential Information.

The term “Conflicting Product” shall mean any product, process or service which is the same as, similar to, or in any manner competitive with any Company product (which includes third-party products that are distributed by Company), process, or service. Conflicting Product includes, but is not limited to, maternity and nursing apparel and related accessories.

The term “Competing Business” shall mean any business or enterprise engaged in (a) the design, manufacture or sale of any maternity or nursing apparel or related accessories, or (b) in any other substantial business engaged in by the Company at the time of Executive’s termination of employment from the Company within: (x) a state or commonwealth of the United States or the District of Columbia, or (y) any foreign country, in which the Company has engaged in any such business within the prior year or has undertaken preparations to engage. For this purpose, “substantial business” means a segment or division that constitutes at least 25% of the Company’s annual sales at the time of Executive’s termination of employment.

Notwithstanding the provisions of subparagraphs (i) and (ii) above, Executive will not be deemed to violate this paragraph 3.a on any given date by virtue of her involvement with a Competing Business, if sales of Conflicting Products by that business in the 12 month period preceding that date do not exceed 5% of the gross revenues of that business for that trailing 12 month period.

b.

During the period of Executive’s service with the Company and its affiliates (except incident to her good faith performance of her duties as an employee of the Company), and for the twenty-four month period following the termination of Executive’s employment with the Company, the Executive will not induce, attempt to induce (or in any way assist any other person in inducing or attempting to induce) any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor or other person to terminate or modify any agreement, arrangement, relationship or course of dealing with the Company. Further, during such period

Executive will not directly or indirectly, on Executive’s own behalf or on behalf of any other person or entity, employ or solicit for employment any person who at the time is a current Company employee or person who at that time was a Company employee in the prior twelve months. Nothing herein stated will preclude the Executive from contacting, soliciting and engaging consultants, suppliers, contractors and agents to perform services for any business (other than a Competing Business) then employing the Executive.

c.	The Executive acknowledges that any breach by her of the provisions of this Section 3 (the “Restrictive Covenants”), whether or not willful, will cause continuing and irreparable injury to the Company for which monetary damages alone would not be an adequate remedy. The Executive shall not, in any action or proceeding to enforce the Restrictive Covenants, assert the claim or defense that such an adequate remedy at law exists. If there is a breach or threatened breach of any of the Restrictive Covenants, or any other obligation contained in this Agreement, the Company shall be entitled to an injunction restraining the Executive from any such breach without the necessity of proving actual damages, and the Executive waives the requirement of posting a bond. Nothing herein, however, shall be construed as prohibiting the Company from pursuing other remedies for such breach or threatened breach.

d.	The Executive agrees to disclose the existence and terms of the Restrictive Covenants to any person for whom the Executive performs services for during the 24 month period immediately following any cessation of her service with the Company and its affiliates.

e.	The Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the duration and scope of the Restrictive Covenants are reasonable given the Executive’s position within the Company, and that the Company would not have hired the Executive, entered into the Agreement or otherwise agreed to provide the benefits and compensation described in the Agreement in the absence of the Executive’s agreement to this Exhibit.

4.	OTHER CONDITIONS OF EMPLOYMENT: The Executive shall be subject to other terms and conditions of employment as set forth in the prevailing Company: a) Team Member Handbook, b) insider trading policies, and c) any other Company policies, all of which shall be subject to interpretation and change from time to time at the sole discretion of the Company.